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                                                                 Exhibit 3.01(c)

                          CERTIFICATE OF DESIGNATIONS
                                     OF THE
                SERIES H CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)
                                       OF
                         AMERIQUEST TECHNOLOGIES, INC.
                             ---------------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                             ---------------------

     The undersigned, does hereby certify that the following resolution was duly adopted by the Board of Directors of AmeriQuest Technologies, Inc., a Delaware corporation (the "Corporation"), at a meeting duly convened and held on April 23, 1997, at which a quorum was present and acting throughout:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended by that certain Certificate of Amendment effective as of April 1, 1996, (the "Certificate of Incorporation") the Board of Directors hereby authorizes and approves the creation and issuance of a new series of Preferred Stock of this Corporation upon the terms and conditions set forth in these resolutions which fix the powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such new series, in addition to those set forth in the Certificate of Incorporation, as follows:

          (A) Series H Cumulative Convertible Preferred Stock. The new series of Preferred Stock of the Corporation authorized hereby shall be designated the "Series H Cumulative Convertible Preferred Stock" (hereinafter referred to as the "Series H Preferred Stock"), and shall consist of 300,000 shares, $.01 par value per share; provided, however, that the Board of Directors may decrease (but not increase) the number of authorized shares in such series subsequent to the date of original issuance of shares in such series (the "Original Issuance Date"), but not below the number of shares of such series then outstanding. The Series H Preferred Stock is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Series H Preferred Stock as set forth herein and in the Certificate of Incorporation.

          (B) Rights, Preferences and Restrictions of Series H Preferred
     Stock. The Series H Preferred Stock shall have the voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as set forth below. For purposes of this Certificate of Designations, the terms "Common Stock" and "Preferred Stock" shall have the meanings set forth in the Certificate of Incorporation in effect as of the Original Issuance Date.

     1. Dividend Provisions. The holders of shares of Series H Preferred Stock shall be entitled to receive dividends payable in cash (or, through and including the dividend payable on June 30, 1998, at the option of the Corporation, payable in whole or in part in Common Stock valued as set forth below), out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a dividend payable in shares of Common Stock of the Corporation) on the Common Stock and to any declaration or payment of any dividend on any other series of Preferred Stock of the Corporation (other than dividends payable in Preferred Stock of the same series and class upon which such dividend is declared and paid), at the rate of $7.00 per share of Series H Preferred Stock per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), payable quarterly on the last day of March, June, September and December of each year, commencing June 30, 1997. Such dividends shall accrue on each share and accrue from day to day, whether or not earned or declared, and shall be cumulative so that if such dividends with respect to any previous quarter dividend period at said rate per share per annum shall not

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have been paid on or declared and set apart for all shares of Series H Preferred
Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such shares before the Corporation makes any distribution (as such term is hereinafter defined) to the holders of Common Stock or any other series of Series H Preferred Stock. The term "distribution" as used in this paragraph shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation which are junior to the Series H Preferred Stock as to dividends and assets and except as contemplated by this Certificate of Designations) or the purchase or redemption of shares of the Corporation for cash or property (except for the repurchase of Common Stock from employees, directors, consultants and advisers pursuant to the terms of stock purchase agreements existing on the Original Issuance Date under which such shares are issued), including any such transfer, purchase or redemption by a subsidiary of the Corporation. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that, where a negotiable debt security is issued in exchange for shares the time of the distribution is the date when the Corporation acquires the shares in such exchange. In the event the Corporation exercises its option to pay any dividend in whole or in part in Common Stock, such Common Stock shall be valued as follows: (a) if the Corporation's Common Stock is trading on the New York Stock Exchange (the "NYSE"), at the closing price on the day such dividend accrues (whether or not declared); (b) if the Corporation's stock is not trading on the NYSE but is trading in any other domestic public market, at the price of the last reported bona fide trade in such market; or (c) if the Corporation's stock is not trading in any public market, at a price to be determined by an investment banking firm of national reputation that has not in the prior twelve (12) months performed any investment banking services for the Corporation or any holder of Series H Preferred Stock.

     2. Liquidation Preference.

     (a) Series H Liquidation Preference. In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series H Preferred Stock shall be entitled to receive by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, or to any other series of Preferred Stock that may be issued by the Corporation from time to time, an amount per share in cash equal to the sum of (i) $100.00 for each outstanding share of Series H Preferred Stock, as adjusted for any stock dividends, combinations or splits with respect to such share (the "Original Series H Issue Price"), and
(ii) an amount equal to all accrued but unpaid dividends (whether or not declared) on each such share (the "Liquidation Preference").

     (b) Participation. After the distributions described in subsection (a) above have been paid, the entire remaining assets of the Corporation legally available for distribution to the stockholders of the Corporation shall be distributed to the holders of any other series of Preferred Stock then outstanding, if any, having a liquidation preference over the Common Stock (to the extent of and in accordance with the liquidation preference rights of such other series of Preferred Stock) and then among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each holder.

     (c) Insufficient Funds. If in connection with any Liquidation Event the Corporation's cash funds legally available for distribution to the holders of the Series H Preferred Stock are not sufficient to pay the full Series H Preferred Stock liquidation preference in cash, then any deficiency in the cash payment of the Series H Preferred Stock liquidation preference shall be paid in non-cash assets of the Corporation legally available for distribution to the holders of Series H Preferred Stock. If the cash and non-cash assets legally available for distribution to the holders of the Series H Preferred Stock shall be insufficient to permit the full payment to such holders of the full Series H Preferred Stock liquidation preference, then the entire cash and non-cash assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series H Preferred Stock in proportion to the number of such shares owned by each such holder. In connection with the distribution of any non-cash assets in payment of the Series H Preferred Stock liquidation preference, the non-cash assets will be valued at their fair market value, as determined by independent appraisal by an appraiser selected in good faith by the Board of Directors.

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     (d) Liquidation Event.  For purposes of this Section 2, a "Liquidation
Event" shall mean any Reorganization Transaction (as defined below), liquidation, dissolution, or winding up of the Corporation. A reorganization of the Corporation, for purposes of this Certificate of Designations, shall mean any consolidation or merger of the Corporation with or into another corporation, or other entity or person or any other corporate reorganization, or the sale of all or substantially all of the Corporation's assets to another person, or any transaction by the Corporation in which an excess of 50% of the Corporation's voting power is transferred (each, a "Reorganization Transaction").

     3. Redemption. Shares of the Series H Preferred Stock shall not be subject to redemption, either mandatorily or at the option of the Corporation or the holder thereof.

     4. Conversion. The holders of Series H Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Subject to subsection (c), each share of Series H Preferred Stock shall be convertible (subject to approval by the holders of the Corporation's Common Stock of the issuance of the common stock issuable upon such conversion as required by the NYSE), at the option of the holder thereof, at any time after the Original Issuance Date at the office of the Corporation or any transfer agent for the Series H Preferred Stock, into such number of fully paid and nonassessable shares of the Corporation's Common Stock as is determined by dividing the Liquidation Preference by the Series H Conversion Price then in effect. The Series H Conversion Price per share is set forth in subsection 4(c).

          (b) Mechanics of Conversion. Before any holder of Series H Preferred Stock shall be entitled to convert any Shares into shares of Common Stock, such holder shall deliver the certificate or certificates therefor, with a duly executed election to convert, to the principal executive office of the Corporation or of any transfer agent for the Series H Preferred Stock and shall give written notice to the Corporation at its principal executive office (which notice and delivery shall be deemed given when received by the Corporation) of the election to convert some or all of its Shares and shall state therein the number of Shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series H Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series H Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Following the conversion of shares of Series H Preferred Stock into Common Stock, as contemplated by this paragraph (b), the Corporation shall promptly prepare and deliver a new certificate or new certificates to the holder of Series H Preferred Stock representing the remaining number or shares of Series H Preferred Stock still held by such holder following such conversion.

          (c) Series H Conversion Price and Adjustments.

             (i) Series H Conversion Price. The Series H Conversion Price shall be $0.715 (Seventy One and One-Half Cents) per share, which amount is equal to 110% of the average of the daily closing price per share of the Common Stock for the 20 consecutive trading days immediately preceding April 28, 1997.

             (ii) Series H Conversion Price Adjustments.

                (1) Subdivision, Combination or Reclassification. In the event that the Corporation at any time or from time to time after the Original Issuance Date shall declare or pay, without consideration, any dividend on the Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common

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           Stock shall be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the Series H Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the shares of Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in shares of Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire shares of Common Stock.

                (2) Issuance of Additional Shares. If at any time after the Original Issuance Date and while there are any shares of Series H Preferred Stock outstanding, the Corporation shall issue or sell Additional Shares of Common Stock at a Price Per Share less than the Series H Conversion Price in effect immediately prior to such issuance or sale, then the Series H Conversion Price then in effect shall be adjusted to an amount determined by multiplying the Series H Conversion Price in effect immediately prior to the new issuance by a fraction,

                (A) the numerator of which is equal to the sum of (x) the number of shares of Outstanding Common Stock immediately prior to the issuance of such Additional Shares, and (y) the amount determined by
           (i) dividing the aggregate consideration received by the Corporation upon the issuance of such Additional Shares, by (ii) the Series H Conversion Price in effect immediately prior to the issuance of the Additional Shares, and

                (B) the denominator of which is the number of shares of Outstanding Common Stock immediately after the issuance of such Additional Shares.

                For the purposes of this Section 4(c)(ii), the issuance of any Convertible Securities shall be deemed an issuance at such time of the Common Stock issuable upon exercise, conversion, or exchange of the such Convertible Securities if the Price Per Share shall be less than the Series H Conversion Price in effect at the time of such issuance. No adjustment of the Series H Conversion Price shall be made under this Section 4(c)(ii) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion, or exchange of any Convertible Securities if any adjustment shall previously have been made upon the issuance of any such Convertible Securities as above provided. Any adjustment of the Series H Conversion Price made with respect to the issuance of Convertible Securities shall be reversed if and when any such Convertible Securities expire or are canceled without being exercised, converted, or exchanged so that the Series H Conversion Price in effect immediately upon such cancellation or expiration shall be equal to the Series H Conversion Price which would have been in effect had the expired or canceled Convertible Securities never been issued (but any such reversal of an adjustment shall only apply as to the portion of the Convertible Security which has expired or been canceled), with such additional adjustments as would have been made to the Series H Conversion Price which would have been in effect had such expired or canceled Convertible Securities never been issued.

     The provisions of this Section 4(c)(ii) shall not apply to any issuance or distribution of Additional Shares if by reason of any other provision of this
Section 4 an adjustment of the Series H Conversion Price results with respect to such issuance of Additional Shares or if the holders of Series H Preferred Stock are entitled to receive a distribution of such Additional Shares.

     For purposes of this Section 4(c)(ii), the following definitions apply:

          "Additional Shares" shall mean shares of Common Stock (including Common Stock deemed issued upon the issuance of Convertible Securities), other than Excluded Additional Shares (the issuance of which shall not result in any adjustment of the Series H Conversion Price).

          "Convertible Securities" shall mean any securities (whether debt or equity) issued by the Corporation which are exercisable, convertible, or exchangeable into or for shares of Common Stock.

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          "Excluded Additional Shares" shall mean:

             (1) Any Existing Securities, excluding any increase in the Common Stock or Convertible Securities which may be issued pursuant to Existing Securities as a result of any modifications or amendments to Existing Securities occurring after the Original Issuance Date.

             (2) Any Common Stock or Convertible Securities issued after the Original Issuance Date to any employee, consultant, advisor, officer, or director of the Corporation or any subsidiary thereof pursuant to any incentive or compensation agreement, arrangement, or plan approved by the Board of Directors.

             (3) Any Common Stock issued in connection with any stock dividend on the Common Stock which is also payable to the Series H Preferred Stock pursuant to any provision of Section 4 hereof.

             (4) Any Common Stock issued upon conversion of the Series H Preferred Stock.

          "Existing Securities" shall mean any Common Stock or Convertible Securities issued with respect to any options, notes, rights, warrants, or other securities of the Corporation outstanding as of the Original Issuance Date, and shall include all shares of Series H Preferred Stock issued as of the Original Issuance Date.

          "Outstanding Common Stock" shall mean all shares of Common Stock of the Corporation outstanding (on a fully diluted basis) at the time of a calculation under Section 4(c)(ii), assuming for this purpose that all then-outstanding Convertible Securities are then deemed exercised, converted, or exchanged into shares of Common Stock.

          "Price Per Share" shall be determined as follows:

             (1) In the case of an issuance of shares of Common Stock for cash, the Price Per Share shall mean the per share cash consideration received by the Corporation for such shares.

             (2) The Price Per Share for purposes of Convertible Securities shall mean the amount equal to the consideration received by the Corporation upon the issuance of such Convertible Securities, plus the amount of consideration payable to the Corporation upon exercise, conversion, or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Convertible Securities were exercised, exchanged, or converted.

             (3) The Price Per Share for purposes of Convertible Securities shall be determined in each instance as of the date of issuance of the Convertible Securities without giving effect to any possible future price adjustments or rate adjustments pursuant to the provisions of such Convertible Securities which may result from any adjustments in the Series H Conversion Price pursuant to the provisions of this Section 4.

             (4) If a part or all of the consideration received by the Corporation in connection with the issuance of securities consists of property other than cash, the value of such consideration shall be the fair market value of such property as determined by the Board of Directors in good faith.

          (d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, in evidences of indebtedness issued by the Corporation or other persons or in assets (excluding cash dividends) or in rights not referred to in Section 4(c)(ii), then, in each such case for the purpose of this Section 4(d), the holders of Series H Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series H Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such a distribution.

          (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or reclassification) provision shall be made so that the holders of Series H Preferred Stock shall thereafter be entitled to receive, upon conversion of

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     their Series H Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in such recapitalization as if converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series H Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Series H Conversion Price, if applicable, then in effect and the number of shares receivable upon conversion of Series H Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series H Preferred Stock against impairment.

          (g) Fractional Shares and Certificate as to Adjustments.

             (i) No fractional shares shall be issued upon conversion of the Series H Preferred Stock pursuant to the provisions of this Section 4. In lieu of fractional shares, the Corporation shall pay in cash the fair market value of any fractional shares as determined by the Board of Directors in good faith. The determination of the fractional shares for which a cash payment will be made shall be determined on the basis of the total number of shares of the Series H Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

             (ii) Upon the occurrence of each adjustment or readjustment of the Series H Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall within a reasonable time compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series H Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, within a reasonable time following a written request of any holder of Series H Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series H Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series H Preferred Stock.

          (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series H Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series H Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Series H Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series H Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (i) No Minor Adjustments to Series H Conversion Price. No adjustment of the Series H Conversion Price shall be made pursuant to this Section 4 in an amount less than one cent ($.01) per share. Adjustment amounts under one cent ($.01) per share shall be carried forward and taken into account in any subsequent adjustment calculations.

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

     5. Notices.

     (a) Required Notices.

          (i) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; the Corporation shall mail to each holder of Series H Preferred Stock, at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (ii) The Corporation shall give each holder of record of Series H Preferred Stock written notice of any impending Reorganization Transaction not later than thirty (30) days prior to the stockholders' meeting called to approve such transaction, or thirty (30) days prior to the closing of any such Reorganization Transaction, whichever is earlier. Such notice shall describe the material terms and conditions of the impending Reorganization Transaction, describe the consideration per share to be received by the holders of the Common Stock and by the holders of the Series H Preferred Stock as a result of such Reorganization Transaction, and the date upon which the conversion rights of the Series H Preferred Stock terminate in connection with such Reorganization Transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes in the information contained in such notice.

     (b) Notice Procedures.  Any notice required by the provisions of this
Section 5 to be given to a holder of shares of Series H Preferred Stock shall be given in writing and shall be deemed given if addressed to the holder of record of such shares at such holder's address appearing on the books of the Corporation or such other address given in writing by the holder to the Corporation for the purpose of notice and deposited in the United States mail, postage prepaid, or with a courier which guaranteed delivery of the notice within three business days after deposit with such courier, and in either case, such notice shall be deemed given on the third business day after such deposit.

     6. Voting Rights. The holder of each share of Series H Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series H Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). Shares of Series H Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. Subject to the provisions of Paragraph 7 below, Shares of Series H Preferred Stock shall vote with holders of Common Stock as a single class with respect to any question upon which holders of Common Stock have the right to vote; provided, however, that (a) the holders of Series H Preferred Stock will vote as a class on matters as to which a class vote is required under Delaware law and (b) the holders of the Series H Preferred Stock shall not vote with the holders of Common Stock or otherwise with respect to the approval required by the NYSE as set forth in
Section 4(a) above, as to which approval the holders of Series H Preferred Stock shall have no vote.

     7. Restrictions and Limitations. Without the vote or written consent of the holders of at least eighty percent (80%) of the then outstanding shares of Series H Preferred Stock, the Corporation will not:

          (a) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or at parity with the Series H Preferred Stock as to dividend rights, redemption rights or liquidation preferences or which have voting rights as to matters upon which the holders of Common Stock are entitled to vote that provide for more votes in any such matters than one vote for each share of Common Stock into which such equity security could then be converted into Common Stock in accordance with the conversion rights of such equity security;

          (b) Amend its Certificate of Incorporation (including this Certificate of Designations) if such amendment would adversely affect any of the rights, preferences or privileges provided for therein or herein for the benefit of the shares of Series H Preferred Stock; or

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

          (c) Engage in a Reorganization Transaction that would adversely affect any of the rights, preferences or privileges of the Series H Preferred Stock.

     8. Status of Converted Stock. In the event any shares of Series H Preferred Stock shall be converted pursuant to Section 4 hereof, or are otherwise acquired by the Corporation, the shares so converted or acquired shall resume the status of authorized but unissued shares of Series H Preferred Stock.

     9. No Preemptive Rights. The holders of the Series H Preferred Stock shall not have any preemptive rights.

     10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective an valid under applicable law, but if any provision hereof should to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on this 25th day of April, 1997.

                                          AMERIQUEST TECHNOLOGIES, INC.

                                          By:        /s/ HOLGER HEIMS
                                            ------------------------------------
                                            Name:   Holger Heims
                                            Title:.    Executive Vice President
                                                 and Corporate Secretary

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                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 05/16/1997
                                                             971160022 - 2124585



                          CERTIFICATE OF CORRECTION OF
                        THE CERTIFICATE OF DESIGNATIONS
            OF THE SERIES H CUMULATIVE CONVERTIBLE PREFERRED STOCK
                        OF AMERIQUEST TECHNOLOGIES, INC.



     AmeriQuest Technologies, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     1. The name of the corporation is:

                         AmeriQuest Technologies, Inc.

     2. The Certificate of Designations of the Corporation, which was filed with the Secretary of State of Delaware on April 28, 1997 (the "Certificate"), is hereby corrected.

     3. The ambiguity to be corrected in said instrument is as follows:

        The correction is to clarify any ambiguity that may exist in paragraphs
        (B)(4)(a) and (B)(6) in describing the fact that the holders of Series H Cumulative Convertible Preferred Stock do not have any right to vote with the holders of Common Stock on an as-converted basis or otherwise in connection with the vote required pursuant to paragraph (B)(4)(a) of the Certificate.

     4. The portion of the instrument in corrected form is as follows:

        Corrections to paragraph (B)(4)(a)

        (a) Right to Convert. Subject to subsection (c), each share of Series H Preferred Stock shall be convertible (subject to approval by the holders of the Corporation Common Stock of the issuance of the Common Stock issuable upon such conversion as required by the NYSE), at the option of the holder thereof, at any time after the Original Issuance Date at the office of the Corporation or any transfer agent for the Series H Preferred Stock, into such number of fully paid and nonassessable shares of the Corporation's Common Stock as is determined by dividing the Liquidation Preference by the Series H Conversion Price then in effect. The Series H Conversion Price per share is set forth in subsection 4(c).

        Corrections to paragraph (B)(6):

     6. Voting Rights. The holder of each share of Series H Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series H Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). Shares of Series H Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. Subject to the provisions of Paragraph 7 below, shares of Series H Preferred Stock shall vote with holders of Common Stock as a single class with respect to any question upon which holders of Common Stock have the right to vote; provided, however, that (a) the holders of Series H Preferred Stock will vote as a class on matters as to which a class vote is required under Delaware law and (b) the holders of Series H Preferred Stock shall not vote with the holders of Common Stock or otherwise with respect to the approval required by the NYSE as set forth in
     Section 4(a) above, as to which approval the holders of Series H Preferred Stock shall have no vote.

Executed on this 15th day of May, 1997.

                                        By:          /s/ Holger Heims
                                           ------------------------------------
                                        Name:  Holger Heims
                                        Title: Executive Vice President and
                                               Corporate Secretary




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